Exhibit 99.1

News Release

Media Contact:	Investor Contact:	NewPage Corporation
Amber Garwood	David J. Prystash	8540 Gander Creek Drive
937-242-9093	937-242-9700	Miamisburg, OH 45342

FOR IMMEDIATE RELEASE

NEWPAGE ANNOUNCES FIRST QUARTER 2009 FINANCIAL RESULTS

MIAMISBURG, Ohio. – May 13, 2009 – NewPage Corporation (NewPage) today announced its results of operations for the first quarter of 2009. Net sales were $722 million in the first quarter of 2009 compared to $1,190 million in the first quarter of 2008, a decrease of $468 million, or 39%, primarily as a result of a decline in advertising spending. Net loss attributable to NewPage was $(109) million in the first quarter of 2009 compared to net income attributable to NewPage of $7 million in the first quarter of 2008. Debt covenant EBITDA (earnings before interest, taxes, depreciation and amortization) was $97 million for the first quarter of 2009 compared to $179 million for the first quarter of 2008.

“The first quarter continued to reflect the unprecedented decline in spending for advertising, particularly for those customers using print media. Demand for coated paper has declined more than 30% compared to last year and our customers – mostly printers, magazine and book publishers, and catalogers – continue to face similar pressures in their businesses,” said Mark A. Suwyn, NewPage Executive Chairman. “These challenges have been further exacerbated by our customers managing their cash flow by reducing their inventory levels. To balance supply with demand, we will take at least 300,000 tons of market-related downtime in the first half of 2009. This is in addition to the 1.1 million tons of capacity we shut down last year.”

The following schedule details key performance and cost metrics for the first quarter:

	First Quarter
	2009	2008
Coated paper sales volume - 000s tons	588	1,037
Price per ton of coated paper	$975	$953
Market downtime - 000s tons	149	-0-
Maintenance expense - $ million	$68	$82
Gross margin %	0.3%	11.1%
SG&A expense - % of net sales	6.4%	4.6%

“During the first quarter, we took a number of actions across the company to reduce discretionary spending to sustain our business during these challenging economic times, including the market-related downtime,” said Richard D. Willett, Jr., NewPage

President and Chief Executive Officer. “We continue to focus on operating the business in the most cost effective manner possible without losing our ability to deliver high-quality products to our customers. Our workforce is actively engaged in working to achieve efficiencies and conserve resources. One recent example is our renewed focus on strategic sourcing of raw materials. This and similar actions enable us to manage through this weak market while providing a platform for more favorable results as the market recovers.”

“Our integration activities continued throughout the quarter and we remain on track to meet our long-term target in annualized synergies from the acquisition of Stora Enso North America. However, full realization of the synergies have been somewhat delayed by the slowdown in demand and volume,” said Willett. “We should also note the effect of the alternative fuel tax credit on the industry. The forest products industry is the largest producer of renewable electricity in the country, generating more power than all the solar, wind and geothermal producers combined. The U.S. Internal Revenue Code allows a refundable excise tax credit for alternative fuel mixtures produced for sale or for use as a fuel in a trade or business. In April 2009 we received approval for the credit and submitted claims. We have received payments of $45 million during the second quarter of 2009 for alternative fuel used in the first quarter of 2009. The financial effects of this credit are not reflected in the first quarter results. While this program has an expiration date of December 31, 2009, there can be no assurance that we will continue to receive the incentive payments through that date.”

The net effect of the decline in demand and associated market-related downtime, as well as the continued integration costs, was a deterioration in gross margin to 0.3% for the first quarter of 2009 from 11.1% for the first quarter of 2008.

NewPage closed the quarter with $249 million of liquidity, consisting of $2 million of cash and $247 million of additional borrowing availability under the revolving credit facility.

Conference Call

The NewPage First Quarter 2009 Conference Call and Webcast is scheduled for today, May 13, 2009, at 11 a.m. Eastern time. The live conference call and presentation slides may be accessed on the NewPage Web site at www.NewPageCorp.com. Click on the link to the Conference Call and Webcast and follow the instructions to access the webcast in listen and view mode. Please go to the Web site at least one hour prior to the call to register, download and install any necessary audio software. The call will be available live and stored on the Web site for five weeks.

Analysts and investors may access the call by dialing 866-244-4530 (toll-free domestic) or 703-639-1173 (international). A replay of the call can be accessed via telephone 888-266-2081 (toll-free domestic) or 703-925-2533 (international), access code 1327916. The replay will be available starting at 2:00 p.m. (ET) on May 13, 2009, and will remain available until midnight (ET) on June 17, 2009.

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $4.4 billion in net sales for the year ended December 31, 2008. The company’s product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills have a total annual production capacity of approximately 4.4 million tons of paper, including approximately 3.2 million tons of coated paper, approximately 1.0 million tons of uncoated paper and approximately 200,000 tons of specialty paper.

Forward-looking Statements

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will likely continue,” “will likely result,” or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, among others, our substantial level of indebtedness; changes in the supply of, demand for, or prices of our products; general economic and business conditions in the United States and Canada and elsewhere; the ability of our customers to continue as a going concern, including our ability to collect accounts receivable according to customary business terms; the activities of competitors, including those that may be engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; changes in the regulatory environment, including requirements for enhanced environmental compliance; our ability to realize the anticipated benefits of the acquisition of Stora Enso North America, including anticipated synergies; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

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NewPage Corporation

Consolidated Statements of Operations (unaudited)

First Quarter Ended March 31, 2009 and 2008

(in millions)

	2009	2008
Net sales	$722	$1,190

Cost of sales	720	1,058
Selling, general and administrative expenses	46	55
Interest expense	67	71
Other (income) expense, net	—	(7)

Income (loss) before income taxes	(111)	13
Income tax (benefit)	(3)	5

Net income (loss)	(108)	8
Net income (loss)—noncontrolling interests	1	1

Net income (loss) attributable to NewPage	$(109)	$7

NewPage Corporation

Condensed Consolidated Balance Sheets (unaudited)

March 31, 2009 and December 31, 2008

(in millions)

	2009	2008
ASSETS
Cash and cash equivalents	$2	$3
Accounts receivable, net	228	278
Inventories	712	628
Other current assets	17	22

Total current assets	959	931

Property, plant and equipment, net	3,116	3,205
Other assets	105	109

TOTAL ASSETS	$4,180	$4,245

LIABILITIES AND EQUITY
Accounts payable	$230	$254
Other current liabilities	275	270
Current maturities of long-term debt	16	16

Total current liabilities	521	540

Long-term debt	2,963	2,900
Other long-term obligations	616	622
Commitments and contingencies

EQUITY:
Common stock, 100 shares issued and outstanding, $0.01 per share par value	—	—
Additional paid-in capital	768	767
Accumulated deficit	(323)	(214)
Accumulated other comprehensive loss	(392)	(396)
Noncontrolling interests	27	26

Total equity	80	183

TOTAL LIABILITIES AND EQUITY	$4,180	$4,245

NewPage Corporation

Condensed Consolidated Statements of Cash Flows (unaudited)

First Quarter Ended March 31, 2009 and 2008

(in millions)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(108)	$8
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	70	75
Non-cash interest expense	7	7
(Gain) loss on disposal of assets	4	1
Deferred income taxes	(4)	5
LIFO effect	42	5
Pension expense	12	—
Equity award expense	3	6
Changes in operating assets and liabilities	(96)	(113)

Net cash provided by (used for) operating activities	(70)	(6)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(15)	(24)
Proceeds from sales of assets	22	5

Net cash provided by (used for) investing activities	7	(19)

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions from Rumford Cogeneration Company, L.P. to limited partners	—	(2)
Loans to parent companies	(2)	(6)
Repayments of long-term debt	(20)	(4)
Borrowings on revolving credit facility	302	—
Payments on revolving credit facility	(219)	—

Net cash provided by (used for) financing activities	61	(12)

Effect of exchange rate changes on cash and cash equivalents	1	(1)

Net increase (decrease) in cash and cash equivalents	(1)	(38)
Cash and cash equivalents at beginning of period	3	143

Cash and cash equivalents at end of period	$2	$105

NewPage Corporation

Reconciliation of Net Income (Loss) to EBITDA (unaudited)

First Quarter Ended March 31, 2009 and 2008

(in millions)

	2009	2008
Net income (loss) attributable to NewPage	$(109)	$7
Plus:
Interest expense	67	71
Income tax (benefit)	(3)	5
Depreciation and amortization	70	75

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$25	$158

Plus:
Equity award expense	3	6
(Gain) loss on disposal of assets	4	1
LIFO effect	42	5
Pension expense—non-cash	12	—
Severance and integration costs	11	9

Debt Covenant EBITDA	$97	$179

EBITDA and Debt Covenant EBITDA are not measures of our performance under accounting principles generally accepted in the United States (“GAAP”), are not intended to represent net income (loss) attributable to NewPage, and should not be used as an alternative to net income (loss) attributable to NewPage as an indicator of performance. EBITDA and Debt Covenant EBITDA are shown because they are a primary component of certain covenants under our senior secured credit facilities and are a basis upon which our management assesses performance. In addition, our management believes EBITDA and Debt Covenant EBITDA are useful to investors because they and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. The use of EBITDA and Debt Covenant EBITDA instead of net income (loss) attributable to NewPage have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP.